Media General Reports Third-Quarter 2010 Results, Provides Outlook

RICHMOND, Va., Oct. 20 /PRNewswire-FirstCall/ -- Media General, Inc. (NYSE: MEG) today reported operating income of $11.5 million in the third quarter of 2010, compared with an operating loss of $67.7 million in the third quarter of 2009.  The 2009 results included a pretax non-cash impairment charge of $84.2 million and gains of $1.9 million associated with an insurance recovery and $2 million from implementing a freeze on a retirement plan.  Operating income for the third quarter of 2009, adjusted for the impairment, insurance gain and retirement plan freeze, was $12.6 million.

In the current quarter, a net loss of $10.7 million, or 48 cents per share, reflected higher interest expense related to the company’s new financing structure as well as a non-cash tax expense.  In the 2009 third quarter, the company reported a net loss of $62.5 million, or $2.80 per share, including the impairment charge and the singular gains noted above, and a $910,000 gain from a favorable tax ruling related to the sale of SP Newsprint.

Total revenues in the quarter increased 3.3 percent to $163.2 million, driven by an 18 percent increase in Broadcast television revenues, which reflected strong Political advertising and an underlying firming in television advertising.  Total operating expenses, excluding the items noted above, increased 4.4 percent, an improvement from the company’s guidance of 7-8 percent, due mostly to keeping open positions unfilled and lower-than-expected newsprint prices.  The impact of furlough days drove a majority of the expense increase compared with last year.  Additionally, gains on sales of fixed assets were $2.3 million lower this year.

“Our third-quarter operating results benefited from $9.7 million in Political revenues compared with $1.5 million last year, and reflected particularly strong campaign spending in Florida and Ohio,” said Marshall N. Morton, president and chief executive officer.  “Political advertising overall was lower than expectations, even though candidate spending was on target, mostly due to lower issues spending.  At the same time, transactional advertising revenues strengthened in the quarter and offset the lower-than-expected Political revenues.  National television advertising, excluding Political, was up 12 percent, and Local time sales increased 4 percent.  Automotive advertising, in particular, was strong, and the telecommunications and retail categories firmed as well.

“We were pleased with our progress implementing an array of new online advertising opportunities.  In the third quarter, our local media websites generated a 15 percent increase in revenues.  Online Classified revenues grew for the third quarter in a row and increased more than 12 percent, due in part to our Yahoo! and Zillow partnerships.  Local online revenues rose 22.5 percent, as aggressive sales initiatives continued.  Page views and unique visitors for our newspaper and television websites in the third quarter increased 5.6 percent and 3.5 percent, respectively.  We recently extended our partnerships for Yahoo! display and Zillow real estate advertising to several TV markets and announced a new partnership for locally branded daily deals with Groupon,” Mr. Morton said.

Media General’s Publishing revenues declined 7.6 percent from last year.  Retailer spending was restrained in most newspaper markets, resulting in a 7.8 percent drop in Local revenues.  Classified revenues declined 11.4 percent from last year, and National revenues decreased 2 percent.  Printing and distribution outside sales increased 9.4 percent in the quarter.

Market Segments

Virginia/Tennessee market profit in the third quarter was $7.4 million, compared with $10.7 million in the 2009 third quarter.  Revenues declined 3.9 percent from last year and expenses increased 3.8 percent.  Broadcast revenues grew 4.9 percent, mostly from the Tennessee gubernatorial race, local races and issues advertising.  The Virginia gubernatorial election was held in 2009.  Publishing revenues decreased 5.9 percent.  Higher third-party printing and distribution revenues partially offset declines in most other categories.  For the market, Local revenues decreased 3.3 percent, and Classified revenues were down 6.2 percent.  National revenues declined 9.2 percent, due primarily to lower spending by telecommunications advertisers.  Digital revenues rose 11.5 percent, reflecting increases in Local, National and Classified online advertising.

Florida market profit was $2.1 million, compared with $524,000 a year ago.  Revenues increased 6.7 percent and expenses increased 2.5 percent.  Broadcast revenues grew more than 35 percent, due to strong Political advertising on WFLA and also BP oil spill-related advertising.  Political revenues were $5 million compared with essentially nothing last year, reflecting Florida’s hotly contested gubernatorial, U.S. Senate and attorney general races.  Publishing revenues decreased 10.4 percent.  Total market Classified and Local revenues decreased 18 percent and 2.5 percent, respectively.  National revenues increased 3.4 percent, including BP advertising, as well as higher spending by automotive, financial services and travel advertisers on WFLA.  Printing and distribution revenues increased 5.4 percent.  Digital revenues increased 10.8 percent, due to solid growth in Local and National online advertising.

Mid-South market profit was $7 million, compared with $5.5 million in the prior year.  Total revenues increased 10 percent, due to strong Political spending.  The Mid-South Market includes 11 television stations and three community newspapers.  Political revenues were $1.8 million, compared with $418,000 in 2009.  Total Broadcast revenues in the Mid-South increased 14 percent.  Total Publishing revenues declined 4 percent.  Total market Local and National revenues increased 4.9 percent and 11.2 percent, respectively, offsetting a decline in Classified revenues of 7.6 percent.  Digital media revenues rose 20 percent, reflecting higher Local, National and Classified spending.

The North Carolina market reported a loss of $51,000, compared with a profit of $1.4 million last year.  Revenues decreased 4.1 percent, and expenses increased 4 percent from last year.  Broadcast revenues increased 4.1 percent, mostly due to higher spending in the National automotive category at the market’s two television stations.  Political revenues were $118,000, reflecting the absence of hotly contested races in the state.  Publishing revenues in North Carolina declined 9.5 percent in the third quarter.  For the market, National revenues increased 11.5 percent while Local and Classified revenues each decreased 6 percent.  Digital media revenues increased 26 percent, due to higher Local and Classified revenues.

Ohio/Rhode Island market profit was $4.4 million, compared with $2.5 million last year, due to strong Political and National revenues from the market’s two NBC-affiliated television stations.  Total revenues increased 19 percent.  Political revenues were $2.1 million compared with $518,000 in 2009, reflecting gubernatorial and Congressional races in Ohio and a gubernatorial race in Rhode Island.  National advertising increased 28 percent, due to increased automotive, furniture store and grocery store advertising.  Local revenues rose 3 percent.  Digital media revenues rose nearly 10 percent.

Advertising Services and Other segment profit of $483,000, declined from $1.5 million last year, due largely to a decrease in revenues from DealTaker.com, the company’s shopping and coupon website, and Blockdot, which specializes in interactive entertainment and advergaming technologies.

Other Results

Interest expense was $17 million in the third quarter, compared with $10.5 million last year, due to the company’s new financing structure.  Debt at the end of third quarter of 2010 was $673 million, compared with $712 million at the beginning of the year.

Corporate expense increased due to the impact of employee furlough days and a gain from freezing a retirement plan in 2009.

Income tax expense in the third quarter was $5.3 million.  The previously estimated third-quarter non-cash tax expense of $7.5 million was partially offset by an additional $1.5 million tax refund related to the company’s net operating loss carryback claim as well as a $700,000 non-cash tax benefit resulting from the intraperiod allocation of tax to other comprehensive income items.  Last year’s third quarter showed an income tax benefit of $16.7 million on continuing operations related to the impairment charge.

EBITDA (loss from continuing operations before interest, taxes, depreciation and amortization) was $24.9 million in the third quarter of 2010 , compared with a deficit of $51.7 million in the 2009 period, including the non-cash impairment charge.  After-Tax Cash Flow was $7.8 million, compared with $22.1 million in the prior-year’s quarter.  Capital expenditures in the third quarter of 2010 were $6.8 million, compared with $3.6 million in the prior-year period.  Free Cash Flow (After-Tax Cash Flow minus capital expenditures) was $1 million, compared with $18.4 million in the prior-year period, excluding the impairment charge.

Media General provides the non-GAAP financial metrics EBITDA from continuing operations, After-Tax Cash Flow, Free Cash Flow, Operating Income adjusted for impairment, insurance gain and the freeze on the retirement plan, and Operating Expenses adjusted for impairment, insurance gain and the freeze on the retirement plan.  The company believes these metrics are useful in evaluating financial performance and/or are common alternative measures used by investors, financial analysts and rating agencies.  These groups use EBITDA, along with other measures, to evaluate a company’s ability to service its debt requirements and to estimate the value of the company.  A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Outlook

For the fourth quarter of 2010, Media General expects total revenues to increase 6-8 percent from the prior year.  Broadcast revenues are expected to increase 24-26 percent, driven by strong Political advertising.  Publishing revenues are expected to decrease 5-7 percent, due to lower revenues in most categories.  Digital Media revenues are expected to increase 9-11 percent.

Total operating costs are expected to increase 8-9.5 percent, due to the impact of furlough days, higher newsprint expense and increased support of new revenue initiatives.  The company continues to expect free cash flow for the full year 2010 of $58-$60 million, including a $28 million tax refund, most of which was received in April.

Conference Call, Webcast and Financial Statements

The company will hold a conference call with financial analysts today at 10 a.m. ET.  The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast.  To dial in to the call, listeners may call 1-866-314-9013 about 10 minutes prior to the 10 a.m. start.  The participant passcode is “Media General.”  Listeners may also access the live Webcast by logging on to www.mediageneral.com and clicking on the “Live Webcast” link on the homepage about 10 minutes in advance.  A replay of the Webcast will be available online at www.mediageneral.com beginning at 12 p.m. today.  A telephone replay will also be available, beginning at 1 p.m. today and ending at 1 p.m. on October 27, 2010, by dialing 1-888-286-8010 or 617-801-6888, and using the passcode 36750530.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission.  Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of news, information and entertainment across multiple media platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States.  Media General’s operations are organized in five geographic market segments and a sixth segment that includes the company’s interactive advertising services and certain other operations.  The company’s operations include 18 network-affiliated television stations and their associated websites, three metropolitan and 20 community newspapers and their associated websites, and more than 200 specialty publications that include weekly newspapers and niche publications targeted to various demographic, geographic and topical communities of interest.  Many of the company’s specialty publications have associated websites.  Media General additionally operates three interactive advertising services companies:  Blockdot, which specializes in interactive entertainment and advergaming technologies; DealTaker.com, a coupon and shopping website; and NetInformer, a leading provider of wireless media and mobile marketing services.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Thirty-Nine Weeks Ending
	September 26,	September 27,	September 26,	September 27,
(Unaudited, in thousands except per share amounts)	2010	2009	2010	2009

Revenues
Publishing	$ 77,687	$ 84,097	$ 241,890	$ 263,136
Broadcast	75,009	63,375	214,603	187,352
Digital media and other	10,517	10,536	31,746	30,043
Total revenues	163,213	158,008	488,239	480,531

Operating costs:
Employee compensation	74,494	69,966	222,531	230,117
Production	37,765	37,185	110,129	120,313
Selling, general and administrative	26,288	21,354	78,521	68,128
Depreciation and amortization	13,204	14,881	40,602	45,256
Goodwill and other asset impairment	---	84,220	---	84,220
Gain on insurance recovery	---	(1,915)	---	(1,915)
Total operating costs	151,751	225,691	451,783	546,119

Operating income (loss)	11,462	(67,683)	36,456	(65,588)

Other income (expense):
Interest expense	(17,015)	(10,489)	(53,927)	(31,718)
Gain on sale of investments	---	910	---	701
Other, net	184	212	725	621
Total other expense	(16,831)	(9,367)	(53,202)	(30,396)

Loss from continuing operations before income taxes	(5,369)	(77,050)	(16,746)	(95,984)

Income tax expense (benefit)	5,288	(16,670)	14,940	(27,625)

Loss from continuing operations	(10,657)	(60,380)	(31,686)	(68,359)
Discontinued operations:
Income (loss) from discontinued operations (net of tax)	---	(98)	---	96
Gain (loss) related to divestiture of operations (net of tax)	---	(1,984)	---	5,136
Net Loss	$ (10,657)	$ (62,462)	$ (31,686)	$ (63,127)

Net income (loss) per common share:
Loss from continuing operations	$ (0.48)	$ (2.71)	$ (1.42)	$ (3.07)
Discontinued operations	---	(0.09)	---	0.23
Net loss per common share	$ (0.48)	$ (2.80)	$ (1.42)	$ (2.84)

Net income (loss) per common share - assuming dilution:
Loss from continuing operations	$ (0.48)	$ (2.71)	$ (1.42)	$ (3.07)
Discontinued operations	---	(0.09)	---	0.23
Net loss per common share - assuming dilution	$ (0.48)	$ (2.80)	$ (1.42)	$ (2.84)

Weighted-average common shares outstanding:
Basic and diluted	22,366	22,273	22,333	22,236

Media General, Inc.
BUSINESS SEGMENT
(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Three Months Ending September 26, 2010
Virginia/Tennessee	$ 46,105	$ (3,285)	$ 7,399
Florida	38,958	(1,718)	2,052
Mid-South	39,065	(2,875)	7,030
North Carolina	18,174	(1,478)	(51)
Ohio/Rhode Island	14,688	(809)	4,426
Advertising Services & Other	6,757	(185)	483
Eliminations	(534)	-	(6)
			21,333
Unallocated amounts:
Acquisition intangibles amortization		(1,518)	(1,518)
Corporate expense		(1,336)	(7,888)
	$ 163,213	$ (13,204)

Corporate interest expense			(17,007)
Other			(289)

Consolidated loss from continuing
operations before income taxes			$ (5,369)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Three Months Ending September 27, 2009
Virginia/Tennessee	$ 47,980	$ (3,380)	$ 10,674
Florida	36,519	(2,076)	524
Mid-South	35,513	(3,364)	5,479
North Carolina	18,946	(1,703)	1,430
Ohio/Rhode Island	12,314	(849)	2,509
Advertising Services & Other	7,160	(209)	1,529
Eliminations	(424)	-	-
			22,145
Unallocated amounts:
Acquisition intangibles amortization		(1,775)	(1,775)
Corporate expense		(1,525)	(4,752)
	$ 158,008	$ (14,881)

Interest expense			(10,489)
Net gain on sale of investments			910
Gain on insurance recovery			1,915
Goodwill and other asset impairment			(84,220)
Other			(784)

Consolidated loss from continuing
operations before income taxes			$ (77,050)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Nine months ended September 26, 2010
Virginia/Tennessee	$ 140,903	$ (9,862)	$ 25,491
Florida	114,424	(5,242)	4,823
Mid-South	117,127	(8,895)	21,269
North Carolina	56,195	(4,592)	2,597
Ohio/Rhode Island	42,129	(2,479)	11,388
Advertising Services & Other	19,035	(650)	2,808
Eliminations	(1,574)	-	(8)
			68,368
Unallocated amounts:
Acquisition intangibles amortization		(4,660)	(4,660)
Corporate expense		(4,222)	(23,600)
	$ 488,239	$ (40,602)

Corporate interest expense			(53,904)
Other			(2,950)

Consolidated loss from continuing
operations before income taxes			$ (16,746)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Nine months ended September 27, 2009
Virginia/Tennessee	$ 145,408	$ (10,525)	$ 24,033
Florida	116,386	(6,266)	(2,313)
Mid-South	106,252	(10,152)	12,516
North Carolina	57,601	(5,095)	1,355
Ohio/Rhode Island	36,014	(2,541)	5,245
Advertising Services & Other	19,963	(657)	2,894
Eliminations	(1,093)	2	(46)
			43,684
Unallocated amounts:
Acquisition intangibles amortization		(5,361)	(5,361)
Corporate expense		(4,661)	(20,014)
	$ 480,531	$ (45,256)

Interest expense			(31,718)
Net gain on sale of investments			701
Gain on insurance recovery			1,915
Goodwill and other asset impairment			(84,220)
Other			(971)

Consolidated loss from continuing
operations before income taxes			$ (95,984)

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	September 26,	December 27,
(Unaudited, in thousands)	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$ 21,857	$ 33,232
Accounts receivable - net	89,546	104,405
Inventories	7,770	6,632
Other	39,679	60,786
Total current assets	158,852	205,055

Other assets	42,457	34,177

Property, plant and equipment - net	399,849	421,208

FCC licenses and other intangibles - net	570,948	575,608

Total assets	$ 1,172,106	$ 1,236,048

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 25,158	$ 26,398
Accrued expenses and other liabilities	94,424	72,174
Total current liabilities	119,582	98,572

Long-term debt	673,100	711,909

Deferred income taxes	27,603	7,233

Other liabilities and deferred credits	182,551	226,083

Stockholders' equity	169,270	192,251
Total liabilities and stockholders' equity	$ 1,172,106	$ 1,236,048

Media General, Inc.
REVENUES DETAIL

	Thirteen Weeks Ending			Thirty-Nine Weeks Ending
	September 26,	September 27,		September 26,	September 27,
(Unaudited, in thousands)	2010	2009	% Change	2010	2009	% Change

Virginia/Tennessee
Publishing	$ 38,295	$ 40,678	(5.9)%	$ 118,227	$ 124,162	(4.8)%
Broadcast	5,260	5,016	4.9%	15,510	14,917	4.0%
Digital media	2,550	2,286	11.5%	7,166	6,329	13.2%
Total Virginia/Tennessee revenues	46,105	47,980	(3.9)%	140,903	145,408	(3.1)%

Florida
Publishing	19,771	22,057	(10.4)%	63,001	73,174	(13.9)%
Broadcast	17,469	12,911	35.3%	46,328	38,542	20.2%
Digital media	1,718	1,551	10.8%	5,095	4,670	9.1%
Total Florida revenues	38,958	36,519	6.7%	114,424	116,386	(1.7)%

Mid-South
Publishing	7,931	8,260	(4.0)%	24,206	25,400	(4.7)%
Broadcast	29,832	26,172	14.0%	89,421	77,803	14.9%
Digital media	1,302	1,081	20.4%	3,500	3,049	14.8%
Total Mid-South revenues	39,065	35,513	10.0%	117,127	106,252	10.2%

North Carolina
Publishing	11,737	12,963	(9.5)%	36,649	39,884	(8.1)%
Broadcast	5,239	5,032	4.1%	16,294	14,964	8.9%
Digital media	1,198	951	26.0%	3,252	2,753	18.1%
Total North Carolina revenues	18,174	18,946	(4.1)%	56,195	57,601	(2.4)%

Ohio/Rhode Island
Broadcast	14,172	11,844	19.7%	40,606	34,612	17.3%
Digital media	516	470	9.8%	1,523	1,402	8.6%
Total Ohio/Rhode Island revenues	14,688	12,314	19.3%	42,129	36,014	17.0%

Advertising Services & Other
Publishing [1]	2	209	(99.0)%	4	718	(99.4)%
Broadcast (production company)	3,298	2,548	29.4%	7,171	6,898	4.0%
Digital media	3,457	4,403	(21.5)%	11,860	12,347	(3.9)%
Total Advertising Services & Other revenues	6,757	7,160	(5.6)%	19,035	19,963	(4.6)%

Eliminations	(534)	(424)	25.9%	(1,574)	(1,093)	44.0%

Total revenues	$ 163,213	$ 158,008	3.3%	$ 488,239	$ 480,531	1.6%

Selected revenue categories
(Unaudited, in thousands)

Publishing revenues
Local	$ 33,900	$ 36,777	(7.8)%	$ 105,746	$ 116,719	(9.4)%
National	5,550	5,686	(2.4)%	16,944	19,055	(11.1)%
Classified	18,118	20,441	(11.4)%	56,787	64,238	(11.6)%
Circulation	16,218	17,634	(8.0)%	50,340	52,244	(3.6)%
Printing/Distribution	3,293	3,011	9.4%	9,864	9,146	7.9%

Broadcast revenues (gross)
Local	$ 41,230	$ 39,594	4.1%	$ 125,883	$ 117,885	6.8%
National	22,265	19,851	12.2%	67,608	61,341	10.2%
Political	9,659	1,524	NM	17,700	2,485	NM
Cable/Satellite (retransmission) fees	4,820	4,226	14.1%	14,111	11,740	20.2%

Digital revenues
Local	$ 3,696	$ 3,017	22.5%	$ 10,293	$ 8,296	24.1%
National	932	835	11.6%	2,606	2,479	5.1%
Classified	2,425	2,160	12.3%	7,014	6,375	10.0%
Advertising Services	3,455	4,409	(21.6)%	11,817	12,355	(4.4)%

[1] Starting in 2010, most print products formerly within Advertising Services & Other are being managed in their respective geographic market or have been discontinued.

"NM" is not meaningful.

Media General, Inc.
Non-GAAP Financial Metrics

	Thirteen Weeks Ending		Thirty-Nine Weeks Ending
	September 26,	September 27,	September 26,	September 27,
(Unaudited, in thousands)	2010	2009	2010	2009

Loss from continuing operations	$ (10,657)	$ (60,380)	$ (31,686)	$ (68,359)
Interest	17,015	10,489	53,927	31,718
Taxes	5,288	(16,670)	14,940	(27,625)
Depreciation and amortization	13,204	14,881	40,602	45,256

EBITDA from continuing operations	$ 24,850	$ (51,680)	$ 77,783	$ (19,010)

Loss from continuing operations	$ (10,657)	$ (60,380)	$ (31,686)	$ (68,359)
Taxes *	5,288	(16,670)	14,940	(27,625)
Non-cash impairment charge	-	84,220	-	84,220
Depreciation and amortization	13,204	14,881	40,602	45,256

After-tax cash flow	$ 7,835	$ 22,051	$ 23,856	$ 33,492

After-tax cash flow	$ 7,835	$ 22,051	$ 23,856	$ 33,492
Capital expenditures	6,808	3,647	15,604	11,625

Free cash flow	$ 1,027	$ 18,404	$ 8,252	$ 21,867
* The Company's income tax expense in 2010 is non-cash in nature and has been added back accordingly. See 2009 Form 10-K for further discussion.

Operating income adjusted for impairment, insurance gain, and freeze on retirement plan

(Unaudited, in thousands)	Thirteen Weeks Ending September 27, 2009

Operating income (loss)	$ (67,683)
Non-cash impairment charge	84,220
Gain on insurance recovery	(1,915)
Freeze on retirement plan	(2,049)

Operating income adjusted for impairment, insurance gain, and freeze on retirement plan	$ 12,573

Operating expenses adjusted for impairment, insurance gain, and freeze on retirement plan

(Unaudited, in thousands)	Thirteen Weeks Ending September 27, 2009

Total operating expenses	$ 225,691
Non-cash impairment charge	(84,220)
Gain on insurance recovery	1,915
Freeze on retirement plan	2,049

Operating expenses adjusted for impairment, insurance gain, and freeze on retirement plan	$ 145,435

Percentage change from previous year	4.4%

CONTACT: Investors, Lou Anne Nabhan, +1-804-649-6103; Media, Ray Kozakewicz, +1-804-649-6748